Exhibit 10.1
AMENDMENT TWO
to the
COCA-COLA CONSOLIDATED, INC.
ANNUAL BONUS PLAN

THIS AMENDMENT TWO (this “Amendment”) is executed this 22nd day of February, 2021, by Coca-Cola Consolidated, Inc., a Delaware corporation. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Plan (as defined below).

WHEREAS, the Company maintains the Coca-Cola Consolidated, Inc. Annual Bonus Plan, as amended and restated effective January 1, 2018, as amended by that certain Omnibus Amendment dated September 6, 2019 (as amended, the “Plan”), to provide key management employees with incentive compensation to assist the Company in meeting and exceeding its annual business goals;

WHEREAS, pursuant to Paragraph 8(a) of the Plan, the Committee may amend the Plan at any time and from time to time; and

WHEREAS, the Committee has approved the amendments to the Plan set forth in this Amendment to eliminate provisions that are no longer necessary as a result of recent changes to the Internal Revenue Code and to meet other current needs.

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as follows, all effective as of the date hereof:

1.     Paragraph 2(e) of the Plan is amended to read as follows:
“(e)    Committee: The Compensation Committee of the Board.”

2.     Paragraph 2(i) of the Plan is amended to read as follows:
“(i)    Performance Measures: The measurable performance objective or objectives established pursuant to the Plan and used in calculating the Overall Goal Achievement Factor in Paragraph 6. Performance Measures may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of the Participating Company, division, department, region or function within the Participating Company in which the Participant is employed. The Performance Measures may be established relative to the performance of other companies.

If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or a Participating Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Measures unsuitable, the Committee may, in its sole discretion, modify such Performance Measures or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable. No payments shall be made with respect to awards made under the Plan subject to Performance Measures unless, and then only to the extent that, the Committee certifies the Performance Measures have been achieved.”

3.    Paragraph 3 of the Plan is amended to read as follows:
“3.    ADMINISTRATION
(a)    Committee: The Plan will be administered by the Committee.
(b)    Authority of Committee: In administering the Plan, the Committee is authorized to (i) establish guidelines for administration of the Plan, (ii) make determinations under and interpret the terms of the Plan, (iii) make awards pursuant to the Plan and prescribe the terms and conditions of such awards consistent with the provisions of the Plan and of any agreement or other document evidencing an award made under the Plan, and (iv) to take such other actions as may be necessary or desirable in order to carry out the terms, intent and purposes of the Plan. Subject to the foregoing, all determinations and interpretations of the Committee will be binding upon the Participating Companies and each Participant.
(c)    Delegation of Authority: The Committee, in its discretion, may delegate to a special committee consisting of one or more officers of the Company, all or part of the Committee’s authority and duties with respect to awards to individuals who at the time of the award are not, and are not anticipated to become, persons subject to the reporting and other provisions of Section 16 of the Securities Exchange Act of 1934.

The Committee may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Committee’s delegate or delegates that were consistent with the terms of the Plan.
(d)    Indemnification: No member of the Board, the Committee or any employee of the Company (each such person, an “Indemnified Person”) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any award hereunder. Each Indemnified Person shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnified Person in connection with or resulting from any action, suit or proceeding to which such Indemnified Person may be a party or in which such Indemnified Person may be involved by reason of any action taken or omitted to be taken under the Plan or any evidence of Award and (ii) any and all amounts paid by such Indemnified Person, with the Company’s approval, in settlement thereof, or paid by such Indemnified Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnified Person, provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding, and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnified Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case not subject to further appeal, determines that the acts or omissions of such Indemnified Person giving rise to the indemnification claim resulted from such Indemnified Person’s bad faith, fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s Certificate of Incorporation or By-laws. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Indemnified Persons may be entitled under the Company’s Certificate of Incorporation or By-laws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such Indemnified Persons or hold them harmless.”

4.    Paragraphs 6(d) and 6(e) of the Plan are amended to read as follows:
“(d)    Approved Bonus % Factor: The Approved Bonus % Factor is a number set by the Committee to reflect each Participant’s relative responsibility and the contribution to Company performance attributed to each Participant’s position with a Participating Company.
(e)    Indexed Performance Factor: The Indexed Performance Factor is determined by the Committee prior to making payments of awards for each fiscal year, based on each individual’s performance during such fiscal year.”

5.    Paragraph 6(g) of the Plan is amended to read as follows:
“(g) Approval of Awards: The Committee (or its permitted delegate pursuant to paragraph 3(a)) will review and approve all awards. The Committee has the full and final authority in its discretion to adjust the Gross Cash Award determined in accordance with the formula described above in arriving at the amount of the award to be paid to any Participant.”

6.    Paragraph 9 of the Plan is amended to read as follows:
“9. [RESERVED.]”

7.    Except as expressly or by necessary implication amended by this Amendment, the Plan shall continue in full force and effect.
IN WITNESS WHEREOF, the Company has caused this Amendment to be executed in its name and on its behalf by a duly authorized officer of the Company on the day and year first above written.

COCA-COLA CONSOLIDATED, INC.

By:	/s/ E. Beauregarde Fisher III
Officer’s Name:	E. Beauregarde Fisher III
Officer’s Title:	Executive Vice President, General Counsel